Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated September 11, 2025 (which includes an explanatory paragraph relating to the Launchpad Cadenza Acquisition Corp I’s ability to continue as a going concern), relating to the financial statements of Launchpad Cadenza Acquisition Corp I as of August 20, 2025, and for the period from June 27, 2025 (inception) through August 20, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 15, 2025